News Release I For Immediate Release
FactSet Reports Results for Third Quarter 2022
◦Q3 GAAP revenues of $488.8 million, up 22.3% from Q3 2021
◦Organic Q3 ASV plus professional services of $1.8 billion, up 10.1% year over year
◦GAAP operating margin of 19.9% and adjusted operating margin of 36.6%
◦GAAP diluted EPS of $1.93, down 26.3% from the prior year, and adjusted diluted EPS of $3.76, a 38.2% increase from the prior year
◦FactSet reaffirms fiscal 2022 guidance, with growth expected at the upper end and the effective tax rate expected at the lower end of the previously communicated ranges
NORWALK, Conn., June 23, 2022 - FactSet ("FactSet" or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its third quarter ended May 31, 2022.
Third Quarter Fiscal 2022 Highlights
•GAAP revenues increased 22.3%, or $89.2 million, to $488.8 million for the third quarter of fiscal 2022 compared with $399.6 million for the same period in fiscal 2021. The increase was primarily due to the acquisition of CUSIP Global Services (CGS) in March 2022 and higher sales of research and advisory and analytics solutions. Organic revenue, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, grew 10.5% to $441.7 million during the third quarter of fiscal 2022 from the prior year period.
•Annual Subscription Value (ASV) plus professional services was $1.9 billion at May 31, 2022, compared with $1.6 billion at May 31, 2021. Organic ASV plus professional services, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, was $1.8 billion at May 31, 2022, up $157.7 million from the prior year at a growth rate of 10.1%.
•Organic ASV plus professional services increased $31.9 million over the last three months. The primary contributors to this growth were higher sales of research and advisory and analytics solutions. Please see the “ASV + Professional Services” section of this press release for details.
•GAAP operating margin decreased to 19.9% compared with 29.5% for the same period last year, driven by charges related to vacating certain leased office space as well as amortization of intangible assets and costs related to the CGS acquisition, partially offset by growth in revenues. Adjusted operating margin improved to 36.6% compared with 31.6% in the prior year period, primarily due to the CGS acquisition and lower compensation expenses.
•GAAP diluted earnings per share (EPS) decreased 26.3% to $1.93 compared with $2.62 for the same period in fiscal 2021, primarily due to real estate impairment charges, amortization of intangible assets, expenses related to the CGS acquisition and higher interest expenses, partially offset by higher revenues. Adjusted diluted EPS increased 38.2% to $3.76 compared with the prior year period, driven by higher revenues and margin expansion, partially offset by higher interest expense.
•Adjusted EBITDA increased to $173.5 million, up 30.1% for the third quarter of fiscal 2022, compared with $133.3 million for the same period in fiscal 2021.
•As previously announced, FactSet completed its acquisition of CGS, a standard in the global securities marketplace, on March 1, 2022. In connection with the acquisition, FactSet issued its inaugural investment grade senior notes consisting of $500 million principal amount of 2.90% senior notes due 2027 and $500 million principal amount of 3.45% senior notes due 2032. In addition, FactSet entered into a new credit agreement providing for term and revolving credit facilities. In the third quarter of fiscal 2022, FactSet made a $125 million pre-payment of the principal amount of the term loan.

News Release I For Immediate Release
•The Company’s effective tax rate for the third quarter increased to 12.2% compared with 11.9% for the three months ended May 31, 2021.
•FactSet reaffirms its annual outlook for fiscal 2022, with growth expected at the upper end of the previously announced ranges and tax expected to be at the lower end of the range. Please see the “Annual Business Outlook” section of this press release for details.
“Our double-digit ASV growth demonstrates the value of our offerings and continued strong demand from our clients,” said Phil Snow, CEO, FactSet. “While the macro environment is challenging, FactSet has a history of growth even in volatile markets. We are well-positioned to navigate anticipated headwinds given our strong recurring revenue model. As we head into our fourth quarter, we are reiterating our full year guidance, with performance expected to trend to the high end of our previously communicated ranges.”

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	May 31,
(In thousands, except per share data)	2022	2021	Change
Revenues	$488,751	$399,558	22.3%
Organic revenues	$441,693	$399,739	10.5%
Operating income	$97,254	$117,702	(17.4)%
Adjusted operating income	$179,066	$126,465	41.6%
Operating margin	19.9%	29.5%
Adjusted operating margin	36.6%	31.6%
Net income	$74,910	$100,679	(25.6)%
Adjusted net income	$145,794	$104,810	39.1%
Adjusted EBITDA	$173,477	$133,338	30.1%
Diluted EPS	$1.93	$2.62	(26.3)%
Adjusted diluted EPS	$3.76	$2.72	38.2%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.
“Our accelerating top-line growth and disciplined cost management drove adjusted operating margin expansion in the third quarter that exceeded guidance,” said Linda Huber, CFO, FactSet. “We are also pleased with the strong performance of the CGS acquisition and we are on track to reduce our gross leverage as planned.”
Annual Subscription Value (ASV) + Professional Services

ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients. Professional services is revenue derived from project-based consulting and implementation.
ASV plus professional services was $1,940 million at May 31, 2022 compared with $1,617 million at May 31, 2021. Organic ASV plus professional services was $1,775 million at May 31, 2022, up $157.7 million from the prior year at a growth rate of 10.1%. Organic ASV, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, plus professional services, increased $31.9 million over the last three months.

News Release I For Immediate Release
Buy-side and sell-side organic ASV growth rates for the third quarter of fiscal 2022 were 9.6% and 12.9%, respectively. Buy-side clients, including asset managers, asset owners, wealth managers, hedge funds, corporations, and channel partners, accounted for approximately 84% of organic ASV, while the remaining organic ASV came from sell-side firms including broker-dealers, banking and advisory, private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.
Segment Revenues and ASV
ASV from the Americas region was $1,220.4 million compared with ASV in the prior year period of $993.4 million. Organic ASV increased 10.1% to $1,093.4 million. Americas revenues for the quarter increased to $309.7 million compared with $253.8 million in the third quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the Americas region organic revenues growth rate was 7.4%.
ASV from the EMEA region was $503.1 million compared with ASV in the prior year period of $436.4 million. Organic ASV increased 8.3% to $471.0 million. EMEA revenues were $128.3 million compared with $106.8 million in the third quarter of fiscal 2021. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the EMEA region organic revenues growth rate was 13.2%.
ASV from the Asia Pacific region was $192.0 million compared with ASV in the prior year period of $163.4 million. Organic ASV increased 14.3% to $186.1 million. Asia Pacific revenues were $50.7 million compared with $38.9 million in the third quarter of fiscal 2021. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the Asia Pacific region organic revenues growth rate was 23.6%.
Segment ASV does not include professional services, which totaled $24.4 million at May 31, 2022.
Operational Highlights – Third Quarter Fiscal 2022
◦Client count as of May 31, 2022 was 7,319, a net increase of 147 clients in the past three months, primarily driven by an increase in corporate and wealth clients. The count includes clients with ASV of $10,000 and more.
◦User count increased by 2,357 to 173,698 in the past three months, primarily driven by an increase in research and advisory users.
◦Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 92%.
◦Expense highlights include $48.8 million in impairment charges related to exiting office space to right-size the real estate footprint for the hybrid work environment. In addition, the Company incurred $13.3 million of intangible asset amortization and $12.4 million in acquisition expenses related to the CGS transaction in the third quarter.
◦Employee count was 10,691 as of May 31, 2022, down 0.2% over the last twelve months, primarily in the technology organization.
◦Net cash provided by operating activities increased to $192.0 million compared with $140.3 million for the third quarter of fiscal 2021, primarily due to increased collections of receivables compared to the prior year. Quarterly free cash flow increased to $176.6 million compared with $121.7 million a year ago, an increase of 45.1%, primarily due to collections of receivables acquired in the CGS acquisition, increased collections of receivables compared to the prior year and a reduction in purchases of property, equipment, leasehold improvements and internal-use software.
◦A quarterly dividend of $33.8 million, or $0.89 per share, was paid on June 16, 2022 to holders of record of FactSet’s common stock at the close of business on May 31, 2022. This represented an 8.5% increase in the regular quarter dividend from the $0.82 per share paid in the previous quarter.
◦FactSet announced the appointment of Maria Teresa Tejada to its Board of Directors. She serves as a member of the Audit Committee of the Board of Directors.

News Release I For Immediate Release
◦FactSet was named the 2022 Financial Services Industry Partner of the Year by Snowflake, the Data Cloud company. FactSet was recognized for its achievements as part of the Snowflake Data Cloud, offering joint clients elasticity for the storage and computation of financial data, and the flexibility to ramp up or dial back as their needs change.
Share Repurchase Program
FactSet did not repurchase any of its common stock during the third quarter under the Company's existing share repurchase program and has suspended share repurchases under the program, except for potential minor repurchases to offset dilution from grants of stock options, until at least the second half of fiscal 2023 to prioritize the repayment of debt. As of May 31, 2022, $181.3 million is available for share repurchases under the Company's existing share repurchase program.
Annual Business Outlook
FactSet is reaffirming its outlook for fiscal 2022. Factset currently anticipates that operating results will trend to the upper end of the previously announced ranges except for the effective tax rate, which is expected to be at the lower end of the range. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2022 Expectations
•Organic ASV plus professional services is expected to increase in the range of $130 million to $150 million over fiscal 2021.
•Revenues are expected to be in the range of $1,800 million to $1,830 million.
•Operating margin is expected to be in the range of 25.5% to 26.5%.
•Adjusted operating margin is expected to be in the range of 33% to 34%.
•FactSet's annual effective tax rate is expected to be in the range of 12.5% to 13.5%.
•Diluted EPS is expected to be in the range of $9.75 to $10.15. Adjusted diluted EPS is expected to be in the range of $12.75 to $13.15.
Both Operating margin and Diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2022. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
The Company will host a conference call today, June 23, 2022, at 11:00 a.m. Eastern Time to discuss its third quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants:	833.726.6487
International Participants:	830.213.7677
Passcode:	5988244

An archived webcast with the accompanying slides will be available at the Company’s investor relations website for one year after the conclusion of the live event. The earnings call transcript will be available via FactSet CallStreet. An audio replay of this conference will also be available until June 30, 2022 via the following telephone numbers: 855.859.2056 in the U.S. and 404.537.3406 internationally using passcode 5988244.

News Release I For Immediate Release
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes," "anticipates," "plans," "intends," "estimates," "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Adjusted revenues exclude the impact of the fair value of deferred revenues acquired in a business combination. Organic revenues further excludes the effects of acquisitions and dispositions completed in the last 12 months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude intangible asset amortization, the impact of the fair valuing of deferred revenues acquired in a business combination and non-recurring items. EBITDA excludes interest expense, net, provision for income taxes and depreciation and amortization expense, while Adjusted EBITDA further excludes non-recurring non-cash expenses. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

Cash flows provided by operating activities has been reduced by capital expenditures to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

News Release I For Immediate Release
About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 170,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions, with the distinction of having been recently added to the S&P 500, and repeatedly scored 100 by the Human Rights Campaign® Corporate Equality Index for our LGBTQ+ inclusive policies and practices. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow us on Twitter: www.twitter.com/factset.

FactSet
Investor Relations Contact:
Kendra Brown
+1.203.810.2684
kbrown@factset.com
Media Contact
Bénédicte Godet
+33 (0)6 01 02 57 82
benedicte.godet@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Nine Months Ended
	May 31,		May 31,
(In thousands, except per share data)	2022	2021	2022	2021
Revenues	$488,751	$399,558	$1,344,595	$1,179,551
Operating expenses
Cost of services	222,618	205,257	629,162	588,868
Selling, general and administrative	119,881	76,599	309,185	235,818
Long-lived asset impairments	48,998	—	62,985	—
Total operating expenses	391,497	281,856	1,001,332	824,686

Operating income	97,254	117,702	343,263	354,865

Other income (expense), net
Interest expense, net	(12,051)	(1,839)	(15,218)	(4,682)
Other income (expense), net	77	(1,587)	(879)	(1,009)
Income before income taxes	85,280	114,276	327,166	349,174

Provision for income taxes	10,370	13,597	34,671	50,646
Net income	$74,910	$100,679	$292,495	$298,528

Diluted earnings per common share	$1.93	$2.62	$7.58	$7.73
Diluted weighted average common shares	38,720	38,488	38,607	38,602

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	May 31, 2022	August 31, 2021
ASSETS
Cash and cash equivalents	$526,966	$681,865
Investments	33,580	35,984
Accounts receivable, net of reserves of $3,387 at May 31, 2022 and $6,431 at August 31, 2021	226,488	151,187
Prepaid taxes	31,366	13,917
Prepaid expenses and other current assets	55,070	50,625
Total current assets	873,470	933,578

Property, equipment and leasehold improvements, net	85,625	131,377
Goodwill	978,860	754,205
Intangible assets, net	1,912,738	134,986
Deferred taxes	3,262	2,250
Lease right-of-use assets, net	176,884	239,064
Other assets	37,725	29,480
TOTAL ASSETS	$4,068,564	$2,224,940

LIABILITIES
Accounts payable and accrued expenses	$100,318	$85,777
Current portion of long-term debt	42,936	—
Current lease liabilities	30,757	31,576
Accrued compensation	78,483	104,403
Deferred revenues	151,591	63,104
Dividends payable	33,795	30,845
Total current liabilities	437,880	315,705

Long-term debt	2,062,206	574,535
Deferred taxes	14,973	14,752
Deferred revenues, non-current	25,943	8,394
Taxes payable	29,095	30,279
Long-term lease liabilities	227,047	259,980
Other liabilities	3,698	4,942
TOTAL LIABILITIES	$2,800,842	$1,208,587

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$1,267,722	$1,016,353

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,068,564	$2,224,940

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Nine Months Ended
	May 31,
(In thousands)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$292,495	$298,528
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	60,176	48,185
Amortization of lease right-of-use assets	32,936	32,241
Stock-based compensation expense	40,604	33,356
Deferred income taxes	(5,488)	(2,271)
Impairment charge	62,985	—
Accounts receivable, net of reserves	(39,005)	(6,795)
Accounts payable and accrued expenses	15,292	(1,712)
Accrued compensation	(23,992)	(11,066)
Deferred fees	4,091	8,898
Taxes payable, net of prepaid taxes	(18,552)	8,766
Lease liabilities, net	(35,961)	(31,156)
Other, net	1,343	(6,725)
Net cash provided by operating activities	386,924	370,249

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and internal-use software	(35,950)	(47,414)
Acquisition of businesses, net of cash and cash equivalents acquired	(1,981,641)	(41,916)
Purchases of investments	(678)	(1,250)
Proceeds from maturity or sale of investments	—	2,176
Net cash used in investing activities	(2,018,269)	(88,404)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	2,238,355	—
Repayments of debt	(700,000)	—
Payments of debt issuance costs	(9,736)	—
Dividend payments	(92,334)	(87,144)
Proceeds from employee stock plans	74,173	46,962
Repurchases of common stock	(18,639)	(172,210)
Other financing activities	(3,263)	(2,366)
Net cash provided by/(used in) financing activities	1,488,556	(214,758)

Effect of exchange rate changes on cash and cash equivalents	(12,110)	5,648
Net (decrease) increase in cash and cash equivalents	(154,899)	72,735
Cash and cash equivalents at beginning of period	681,865	585,605
Cash and cash equivalents at end of period	$526,966	$658,340

News Release I For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues
The table below provides a reconciliation of revenues to adjusted revenues and organic revenues.

(Unaudited)	Three Months Ended
	May 31,
(In thousands)	2022	2021	Change
Revenues	$488,751	$399,558	22.3%
Deferred revenues fair value adjustment (a)	1	181
Adjusted revenues	488,752	399,739	22.3%
Acquired revenues (b)	(49,385)	—
Currency impact (c)	2,326	—
Organic revenues	$441,693	$399,739	10.5%
(a)The amortization effect of purchase accounting adjustment on the fair value of acquired deferred revenue.
(b)Revenues from acquisitions completed within the last 12 months.
(c)The impact from foreign currency movements over the past 12 months.

Operating Income, Operating Margin, Net Income, and Diluted EPS
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA and adjusted diluted EPS.

News Release I For Immediate Release

(Unaudited)	Three Months Ended
	May 31,
(In thousands, except per share data)	2022	2021	Change
Operating income	$97,254	$117,702	(17.4)%
Deferred revenues fair value adjustment	1	181
Intangible asset amortization	18,548	5,741
Real estate charges	48,797	—
Business acquisition costs	12,408	—
Transformation costs (a)	979	2,841
Restructuring / severance	1,079	—
Adjusted operating income	$179,066	$126,465	41.6%
Operating margin	19.9%	29.5%
Adjusted operating margin (b)	36.6%	31.6%

Net income	$74,910	$100,679	(25.6)%
Deferred revenues fair value adjustment	1	150
Intangible asset amortization	16,184	4,746
Real estate charges	42,577	—
Business acquisition costs	941	—
Transformation costs (a)	854	2,349
Restructuring / severance	10,827	—
Income tax items	(500)	(3,114)
Adjusted net income (c)	$145,794	$104,810	39.1%

Net income	$74,910	$100,679
Interest expense, net	12,051	1,839
Income taxes	10,370	13,597
Depreciation and amortization expense	27,349	17,223
EBITDA	124,680	133,338
Non-recurring non-cash expenses (d)	48,797	—
Adjusted EBITDA	$173,477	$133,338	30.1%

Diluted earnings per common share	$1.93	$2.62	(26.3)%
Deferred revenues fair value adjustment	0.00	0.00
Intangible asset amortization	0.42	0.12
Real estate charges	1.10	—
Business acquisition costs	0.28	0.00
Transformation costs (a)	0.02	0.06
Restructuring / severance	0.02	0.00
Income tax items	(0.01)	(0.08)
Adjusted diluted earnings per common share (c)	$3.76	$2.72	38.2%
Weighted average common shares (Diluted)	38,720	38,488

News Release I For Immediate Release

(a)Costs primarily related to professional fees associated with the ongoing multi-year investment plan.
(b)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the revenues table above.
(c)For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenues fair value adjustments and other items were taxed at the quarterly effective tax rates of 12.7% for fiscal 2022 and 17.3% for fiscal 2021.
(d)Costs related to impairment charges of our lease right-of-use assets and Property, equipment and leasehold improvements associated with vacating certain leased office space.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2022 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$1,800	$1,830
Operating income	$459	$485
Operating margin	25.5%	26.5%

Intangible asset amortization (a)	26	26
Real estate charges	55	55
Business acquisition costs	40	42
Restructuring / severance	9	9
Transformation costs (b)	5	5
Adjusted operating income	$594	$622
Adjusted operating margin (c)	33.0%	34.0%

Net income	$376	$391
Intangible asset amortization (a)	22	22
Real estate charges	48	48
Business acquisition costs	35	35
Restructuring / severance	8	8
Transformation costs (b)	4	4
Discrete tax items	(2)	(2)
Adjusted net income	$492	$507

Diluted earnings per common share	$9.75	$10.15
Intangible asset amortization	0.58	0.58
Real estate charges	1.26	1.26
Business acquisition costs	0.91	0.91
Restructuring / severance	0.20	0.20
Transformation costs (b)	0.11	0.11
Discrete tax items	(0.06)	(0.06)
Adjusted diluted earnings per common share	$12.75	$13.15
(a)The income tax effect related to intangible asset amortization is $4.0 million for the period presented above.

News Release I For Immediate Release
(b)Costs primarily related to professional fees and software development associated with the ongoing multi-year investment plan. The income tax effect related to this item is $1.0 million for the period presented above.
(c)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the organic revenues table above.

Free Cash Flow

(Unaudited)	Three Months Ended
	May 31,
(In thousands)	2022	2021	Change
Net Cash Provided for Operating Activities	$191,972	$140,313
Capital Expenditures	(15,404)	(18,656)
Free Cash Flow	$176,568	$121,657	45.1%

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements. The numbers below do not include professional services.

	Q3'22	Q2'22	Q1'22	Q4'21	Q3'21	Q2'21	Q1'21	Q4'20
% of ASV from buy-side clients	83.7%	83.6%	83.1%	83.2%	83.8%	84.0%	84.0%	83.8%
% of ASV from sell-side clients	16.3%	16.4%	16.9%	16.8%	16.2%	16.0%	16.0%	16.2%

ASV Growth rate from buy-side clients	9.6%	8.9%	8.5%	6.5%	5.6%	5.5%	5.1%	5.4%
ASV Growth rate from sell-side clients	12.9%	12.4%	13.2%	12.0%	8.0%	6.3%	4.4%	4.6%

The following table presents the calculation of organic ASV plus professional services.
(Details may not sum to total due to rounding)

(In millions)	Q3'22
As reported ASV plus Professional Services (a)	$1,939.9
Currency impact (b)	5.6
Acquisition ASV (c)	(170.5)
Organic ASV plus Professional Services	$1,775.0
Organic ASV plus Professional Services growth rate	10.1%
(a)Includes $24.4 million in professional services as of May 31, 2022.
(b)The impact of foreign currency movements.
(c)Acquired ASV from acquisitions completed within the last 12 months.